Exhibit 99.2

DELL TECHNOLOGIES INC.

One Dell Way, RR1–33

Round Rock, Texas 78682

November 1, 2021

VMware, Inc.

3401 Hillview Avenue

Palo Alto, CA 94304

RE: Separation and Distribution Agreement

Ladies and Gentlemen:

Reference is made to that certain Separation and Distribution Agreement, dated as of April 14, 2021 (as amended, restated, supplemented or modified from time to time, the “Separation and Distribution Agreement”), by and between Dell Technologies Inc., a Delaware corporation (“Dell”) and VMware, Inc., a Delaware corporation (“VMware” and together with Dell, the “Parties”). Capitalized terms used but not defined in this letter agreement shall have the meanings assigned to them in the Separation and Distribution Agreement.

1.

Notwithstanding anything to the contrary set forth (or to be set forth at the Separation Effective Time) on Schedule 2.5 of the Separation and Distribution Agreement or otherwise contained in the Separation and Distribution Agreement, the Parties hereby agree that Section 2.3(a) (Selection of Auditors), Section 2.3(h) (Notice of Change in Accounting Principles) and Section 4.1 (Release of Pre-IPO Date Claims) of the Amended and Restated Master Transaction Agreement, dated January 9, 2018, among the Parties and EMC Corporation, as amended, supplemented or otherwise modified from time to time in accordance with its terms, shall not terminate and shall instead continue in full force and effect in accordance with their terms.

2.

Notwithstanding anything to the contrary contained in Section 2.6 of the Separation and Distribution Agreement or otherwise therein, the Parties hereby agree that the Parties shall, and shall cause the members of their respective Groups to, settle all intercompany accounts between any member of the Dell Group, on the one hand, and any member of the VMware Group, on the other hand as follows: (a) with respect to intercompany accounts through and including September 24, 2021, no later than the Separation Effective Time and (b) with respect to intercompany accounts from September 25, 2021 through the Separation Effective Time, no later than December 17, 2021.

3.	In furtherance of the foregoing, the Schedules to the Separation and Distribution Agreement are hereby amended as set forth on Exhibit A hereto.

4.

Notwithstanding anything to the contrary contained in Section 3.3(a) of the Separation and Distribution Agreement or otherwise therein, the Parties hereby agree that the Distribution Effective Time shall be 4:01 p.m., Eastern Time, on the Distribution Date.

This letter agreement, together with (i) the Separation and Distribution Agreement and (ii) the letter agreement regarding the Separation and Distribution Agreement, dated October 7, 2021, between the Parties, constitutes the entire agreement between the Parties and with respect to the subject matter set forth herein and supersedes any previous agreements or understandings with respect thereto between the Parties. The provisions of Article XII (Miscellaneous) of the Separation and Distribution Agreement shall apply to this letter agreement, mutatis mutandis.

[SIGNATURE PAGES FOLLOW]

Please indicate your acceptance of the terms of this letter agreement by signing where set forth below.

Very truly yours,

DELL TECHNOLOGIES INC.

By:	/s/ Robert Potts
Name: Robert Potts
Title: Senior Vice President and Assistant Secretary

[LETTER AGREEMENT REGARDING SEPARATION AND DISTRIBUTION AGREEMENT]

ACKNOWLEDGED AND AGREED as of the date set forth above:

VMWARE, INC.

By:	/s/ Craig Norris
Name: Craig Norris

Title: Vice President and Assistant Secretary

[LETTER AGREEMENT REGARDING SEPARATION AND DISTRIBUTION AGREEMENT]